Exhibit 99.1

news release
Enzo Biochem, Inc. 527 Madison Avenue New York, NY 1002

FOR IMMEDIATE RELEASE

ENZO BIOCHEM SUBMITS AMPIPROBE™ BASED ASSAY TARGETED
AT WOMEN’S HEALTH FOR APPROVAL TO NEW YORK STATE DEPARTMENT OF HEALTH

Candida Test is Second Assay Based on AmpiProbe™ Platform and First in Pipeline of Panel
Addressing Affordable Tests for Women’s Infectious Diseases

NEW YORK, NY, March 10, 2016 – Enzo Biochem, Inc. (NYSE: ENZ) today announced that it has submitted to the New York State Department of Health a validation package for its newest AmpiProbe™ based assay -- designed to identify the presence of the most common species of Candida from a single vaginal swab, and the first in a panel of tests aimed at diagnosing multiple women’s infectious health issues.

Known as AmpiProbe™Candidiasis, the assay is the second completed validation using the Company’s proprietary nucleic acid amplification and detection technology and the Company’s third submission in less than a year. These are part of an extensive line of lower cost diagnostic products Enzo has under development to address the critical needs of clinical laboratories resulting from increasing pressure from steadily declining reimbursement rates.

“The completion of this comprehensive validation of AmpiProbe™Candidiasis continues Enzo’s focused program utilizing the Company’s unique integrated Life Science and Clinical Lab structure that allows us to capitalize on our extensive intellectual property and long term scientific know-how,” said Elazar Rabbani, PhD, CEO and Chairman.

Candida is a yeast fungus that can cause a skin infection, typically found in intertriginous regions where two skin areas may touch or rub together, and thrives in warm and moist conditions. Once identified it can be easily treated, though if uncontrolled can lead to potential problems, especially in individuals with weakened immune systems. Industry estimates put the number of tests for the identification of Candida at over 10 million per year, with a recurrence rate of over 30%.

“Given Candida’s widespread occurrence, especially among women, and the ever increasing reimbursement pressures on the nation’s clinical laboratories, we expect this product as well as others that will soon emerge from Enzo’s platforms, to benefit the market as labs seek low-cost, innovative solutions,” Dr. Rabbani said.

Enzo’s strategy is to provide high performing, easily adaptable and low cost solutions for state-of-the-art molecular-related diagnostics that are being increasingly used in laboratories. They are being developed for use by independent labs as well as, importantly, in our Clinical Lab, which will serve both our own clients as well as a reference lab facility for others throughout the country. We expect this product, along with others soon to emerge in coming months, to increase the scope of our business activity as Enzo expands its capabilities to make use of this and other existing proprietary platforms.”

The products in the pipeline include additional assays based on AmpiProbe™ for detection of numerous women’s health issues as well as other infectious diseases. “We also expect to roll-out a line of products designed to aid pathologists in distinguishing the characteristics of various tumors from biopsy specimens,” Dr. Rabbani commented. “Collectively, our molecular-based products are aimed at participating in a market estimated to be in excess of $3 billion worth of laboratory service revenue.”

Over the past year, Enzo has received approvals for two key enabling technology platforms in line with its strategy to develop a steady flow of high value, cost efficient assays available to clinical laboratories to aid them in realizing healthier margins. In many instances, existing molecular-based assays, which Enzo products are designed to replace, actually cost more to perform that the average commercial reimbursement received for them by independent laboratories. Enzo’s business strategy and unique capabilities continue to directly address this issue.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:
For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232	or	Michael Wachs, CEOcast, Inc., 212-732-4300
steven.anreder@anreder.com		mwachs@ceocast.com